Exhibit (d)

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

November 30, 2010

JPMorgan Chase Bank, N.A., as Depositary

One Chase Manhattan Plaza, 58th Floor

New York, NY 10005

Re:	American Depositary Shares evidenced by American Depositary Receipts for deposited ordinary shares of iSoftStone Holdings Limited

Dear Sirs:

We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form F-6 (the “Registration Statement”) relating to up to 50,000,000 American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), each ADS representing ten ordinary shares, par value 0.0001 per share, of iSoftStone Holdings Limited (the “Company”), an exempted limited liability company organized under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the “Deposit Agreement”), to be entered into among the Company, the Depositary and all holders from time to time of ADRs issued thereunder filed as Exhibit (a) to the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination and in rendering the opinion expressed below, we have assumed (i) the due authorization, execution and delivery of the Deposit Agreement and all other agreements, instruments and other documents by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that the Deposit Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms and has not been amended or terminated orally or in writing except as has been disclosed to us; (vii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations; (viii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands; (ix) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction; (x) that the performance by the Company and the Depositary of their respective obligations under the Deposit Agreement do not conflict with any agreement or instrument to which the Company or the Depositary or any of their respective properties is subject; and (xi) that each party has complied with the Deposit Agreement and the Deposit Agreement does not conflict with any order, decree, rule, regulation or law which may be applicable to such party with regard to any aspect of the transactions contemplated by the Deposit Agreement or any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

[Letterhead of Paul, Hastings, Janofsky & Walker LLP]

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the internal laws of the State of New York and (ii) the federal laws of the United States.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP